FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Fourth Quarter and Full Year 2024 Results
Delivered FY2024 Record Net Income and Record Adjusted EBITDA
WARRENDALE, PA – March 10, 2025 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter and year ended December 31, 2024.
2024 Highlights Compared to 2023
•Record full-year net income of $30.9 million, or $2.57 per diluted share, compared to $20.8 million, or $1.76 per diluted share.
•Record adjusted net income of $43.2 million, or $3.60 per adjusted diluted earnings per share, compared to adjusted net income of $29.2 million, or $2.48 per adjusted diluted earnings per share.
•Record full-year adjusted EBITDA of $63.7 million, up 36.1% from $46.8 million.
•Owner Direct Relationships (“ODR”) revenue increased 31.9%, or $83.5 million, to $345.5 million accounting for 66.6% of total revenue.
•Record full-year total gross profit of $144.3 million, an increase of 20.9% from $119.3 million.
•Completed two strategic acquisitions.
2024 Fourth Quarter Highlights Compared to 2023 Fourth Quarter
•Record net income of $9.8 million, or $0.82 per diluted share, compared to net income of $5.2 million, or $0.44 per diluted share.
•Record adjusted net income of $13.8 million, or $1.15 per adjusted diluted earnings per share, compared to adjusted net income of $8.1 million, or $0.68 per adjusted diluted earnings per share.
•Record adjusted EBITDA of $20.8 million, up 65.5% from $12.6 million.
•ODR revenue increased 21.4%, or $16.9 million, to $95.5 million accounting for 66.5% of total revenue.
•Record total gross profit of $43.6 million, an increase of 30.8% from $33.3 million.
Management Comments
“In 2024, we produced record gross profit, record net income and record adjusted EBITDA by expanding and strengthening customer relationships in six verticals – healthcare, industrial and manufacturing, data centers, life science, higher education and cultural and entertainment,” Michael McCann, President and Chief Executive Officer of Limbach Holdings, said. “As a result of this momentum, for 2025 we estimate revenue of $610 million to $630 million and adjusted EBITDA of $78 million to $82 million.
“Throughout 2024, we created value for our customers, drove margin expansion, and delivered record profitability for our stockholders by executing the three pillars of our strategy: shifting our revenue mix from general contractor new construction projects to working directly for building owners on existing facilities, evolving our service offerings and scaling through acquisitions.
“Our dedicated account team structure and customer centric approach focus on existing buildings and create durable demand across economic cycles. We have expanded our reach and added value through our integrated facility planning, rental equipment, equipment replacements and retrofits, and maintenance and repair services. This allows us to provide comprehensive support across our customers' capital and operational budgets. Although we have made progress, we believe we still have significant opportunity to grow market share while growing our bottom line.

“We grew our business through two strategic acquisitions in 2024. Our acquisition strategy is that each new partnership should enhance our culture, fill a niche, prioritize building owner relationships and follow a proven value creation process to drive growth and long-term impact. Our current goal is to produce $8 million to $10 million in adjusted EBITDA per year through acquisitions. We have an ample pipeline of strong businesses to meet this goal while maintaining our disciplined approach.
“We have been transitioning the business to ODR for the past five years and are nearing the point of achieving steady topline growth both organically and from acquisitions. We continue to focus on working closely with mission-critical building owners whose aging infrastructure is critical to their operations. By specializing in existing buildings, we support customers and help drive sustainable, long-term growth.”
The following are results for the year-ended December 31, 2024, compared to the year-ended December 31, 2023:
•Total revenue was $518.8 million, an increase of 0.5% from $516.4 million. ODR segment revenue of $345.5 million increased by $83.5 million, or 31.9%, while General Contractor Relationships (“GCR”) segment revenue of $173.3 million decreased by $81.1 million, or 31.9%. The increase in year-over-year ODR segment revenue primarily was due to the Company's continued focus on the accelerated growth of its ODR business. In addition, ODR segment revenue increased in the aggregate by approximately $31.5 million due to the ACME Industrial Piping, LLC (“ACME”) and Industrial Air, LLC (“Industrial Air”) transactions. These entities were not acquired entities of the Company for the full year ending December 31, 2023. The decrease in year-over-year GCR segment revenue was primarily due to the Company’s continued focus on the execution of its mix-shift strategy to ODR.
•Total gross profit was $144.3 million, compared to $119.3 million. ODR gross profit increased $31.7 million, or 41.6%, due to the combination of an increase in revenue, higher margins driven by contract mix and as a result of the ACME and Industrial Air transactions. GCR gross profit decreased $6.7 million, or 15.5%, primarily due to lower revenue despite higher margins. The total gross profit percentage increased from 23.1% to 27.8%, mainly driven by the mix of higher margin ODR segment work, the Company becoming more selective when pursuing GCR work, and net material gross profit write-ups.
•SG&A expense increased approximately $9.8 million, to $97.2 million, compared to $87.4 million. The increase in SG&A primarily was due to a $6.5 million increase associated with payroll and incentive related expenses, $4.1 million of collective expenses incurred with the ACME and Industrial Air entities that were not acquired entities of the Company for the full fiscal year 2023, a $0.9 million increase in stock-based compensation expense and a $0.7 million increase for professional services fees. Partly offsetting this increase was a $1.0 million decrease in SG&A related to CEO transition costs recognized in 2023. As a percent of revenue, SG&A expense was 18.7%, up from 16.9%.
•Interest expense was relatively flat at $1.9 million for 2024, compared to $2.0 million in 2023.
•Interest income was $2.2 million for 2024, compared to $1.2 million in 2023. This increase was due to the Company's timing and amounts of investments in overnight repurchase agreements, U.S. Treasury Bills, and money market funds year-over-year.
•Net income for the year was $30.9 million as compared to $20.8 million, an increase of 48.8%. Diluted earnings per share were $2.57 as compared to $1.76.
•Adjusted net income was $43.2 million as compared to $29.2 million, an increase of 48.2%. Adjusted diluted earnings per share were $3.60 as compared to $2.48.
•Adjusted EBITDA was $63.7 million as compared to $46.8 million, an increase of 36.1%.
•Net cash provided by operating activities was $36.8 million as compared to $57.4 million in the prior year primarily due to changes in working capital.
The following are results for the three months ended December 31, 2024, compared to the three months ended December 31, 2023:
•Total revenue was $143.7 million, an increase of 0.7% from $142.7 million. ODR segment revenue of $95.5 million increased by $16.9 million, or 21.4%, while GCR segment revenue of $48.2 million was down $15.9 million, or 24.8%. The increase in quarter-over-quarter ODR segment revenue was primarily due to the Company's continued focus on accelerating the growth of its ODR business. The decrease in quarter-over-quarter GCR segment revenue was primarily due to the Company’s continued focus on the execution of its mix-shift strategy to ODR.

•Total gross profit was $43.6 million, compared to $33.3 million. ODR gross profit increased $6.9 million, or 29.3%, due to the combination of an increase in revenue and higher margins of 32.1% versus 30.1% driven by contract mix. GCR gross profit increased $3.3 million, or 34.5%, primarily due to higher margins of 26.9% compared to 15.0% despite lower revenue. The total gross profit percentage increased from 23.3% to 30.3%, mainly driven by the mix of higher margin ODR segment work, the Company continuing to be more selective when pursuing GCR work and net material gross profit write-ups.
•SG&A expense increased approximately $2.4 million, to $27.4 million, compared to $25.0 million. The increase in SG&A primarily was due to a $2.8 million increase associated with payroll and incentive related expenses, partially offset by a $0.5 million decrease related to certain legal accruals. As a percentage of revenue, SG&A expense was 19.1%, up from 17.5%.
•Interest expense was relatively flat at $0.5 million, compared to $0.4 million.
•Interest income was $0.5 million during the fourth quarter compared to $0.6 million in the fourth quarter of 2023. This decrease was due to the Company's timing and amounts of investments in overnight repurchase agreements, U.S. Treasury Bills, and money market funds period-over-period.
•Net income was $9.8 million, as compared to $5.2 million, an increase of 87.5%. Diluted earnings per share were $0.82 as compared to $0.44.
•Adjusted net income was $13.8 million as compared to $8.1 million, an increase of 70.9%. Adjusted diluted earnings per share were $1.15 as compared to $0.68.
•Adjusted EBITDA was $20.8 million as compared to $12.6 million, an increase of 65.5%.
•Net cash provided by operating activities increased to $19.3 million as compared to $13.9 million.
Balance Sheet
At December 31, 2024, cash and cash equivalents were $44.9 million. Current assets were $220.3 million and current liabilities were $151.0 million at December 31, 2024, representing a current ratio of 1.46x compared to 1.50x at December 31, 2023. At December 31, 2024, the Company had $10.0 million borrowings outstanding on our revolving credit facility and $4.2 million for standby letters of credit.
2025 Guidance
The Company is providing initial 2025 full year guidance, as summarized in the table below.

Revenue	$610 million - $630 million
Adjusted EBITDA	$78 million - $82 million
With respect to projected 2025 Adjusted EBITDA guidance and Adjusted EBITDA Margin, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details
Date:     Tuesday, March 11, 2025
Time:     9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     (877) 407-6176
International callers:    +1 (201) 689-8451
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=lKPAAXs2. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach

Limbach is a building systems solution firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have approximately 1,400 team members in 20 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
Financial Profiles, Inc.
Julie Kegley
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

(in thousands, except share and per share data)	(Unaudited) For the Quarter Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
Revenue	$143,650	$142,691	$518,781	$516,350
Cost of revenue	100,079	109,385	374,500	397,060
Gross profit	43,571	33,306	144,281	119,290
Operating expenses:
Selling, general and administrative	27,399	24,964	97,199	87,397
Change in fair value of contingent consideration	1,426	265	3,770	729
Amortization of intangibles	1,732	826	4,688	1,880
Total operating expenses	30,557	26,055	105,657	90,006
Operating income	13,014	7,251	38,624	29,284
Other income (expense):
Interest expense	(494)	(431)	(1,869)	(2,046)
Interest income	493	593	2,227	1,217
Loss on early debt extinguishment	—	—	—	(311)
Gain (loss) on change in fair value of interest swap	164	(277)	34	(124)
Gain on disposition of property and equipment	294	52	950	80
Total other income (expenses)	457	(63)	1,342	(1,184)
Income before income taxes	13,471	7,188	39,966	28,100
Income tax provision	3,629	1,939	9,091	7,346
Net income	$9,842	$5,249	$30,875	$20,754

Earnings Per Share (“EPS”)
Net income per share:
Basic	$0.87	$0.48	$2.75	$1.93
Diluted	$0.82	$0.44	$2.57	$1.76
Weighted average number of shares outstanding:
Basic	11,273,101	11,003,424	11,243,714	10,773,467
Diluted	12,066,569	11,865,450	12,027,398	11,812,098

LIMBACH HOLDINGS, INC.
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$44,930	$59,833
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $387 and $292, respectively)	119,659	97,755
Contract assets	47,549	51,690
Advances to and equity in joint ventures, net	5	12
Other current assets	8,126	7,645
Total current assets	220,334	217,000

Property and equipment, net	30,126	20,830
Intangible assets, net	41,228	24,999
Goodwill	33,034	16,374
Operating lease right-of-use assets	21,539	19,727
Deferred tax asset	5,531	5,179
Other assets	337	330
Total assets	$352,129	$304,439

LIABILITIES
Current liabilities:
Current portion of long-term debt	$3,314	$2,680
Current operating lease liabilities	4,093	3,627
Accounts payable, including retainage	60,814	65,268
Contract liabilities	44,519	42,160
Accrued income taxes	1,470	446
Accrued expenses and other current liabilities	36,827	30,967
Total current liabilities	151,037	145,148
Long-term debt	23,554	19,631
Long-term operating lease liabilities	17,766	16,037
Other long-term liabilities	6,281	2,708
Total liabilities	198,638	183,524
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, $1,000,000 shares authorized, no shares issued and outstanding ($0 redemption value)	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,452,753 and 11,183,076, respectively; 11,273,101 and 11,003,424 outstanding, respectively	1	1
Additional paid-in capital	94,229	92,528
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	61,261	30,386
Total stockholders’ equity	153,491	120,915
Total liabilities and stockholders’ equity	$352,129	$304,439

LIMBACH HOLDINGS, INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$30,875	$20,754
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,888	8,244
Noncash operating lease expense	4,115	3,824
Provision for credit losses / doubtful accounts	201	431
Stock-based compensation expense	5,773	4,910
Loss on early debt extinguishment	—	311
Amortization of debt issuance costs	43	79
Deferred income tax provision	(352)	(350)
Gain on sale of property and equipment	(950)	(80)
(Gain) loss on change in fair value of interest rate swap	(34)	124
Loss on change in fair value of contingent consideration	3,770	729
Changes in operating assets and liabilities:
Accounts receivable	(11,275)	32,607
Contract assets	8,506	10,397
Other current assets	(499)	(1,486)
Accounts payable, including retainage	(10,298)	(10,909)
Contract liabilities	(2,949)	(9,121)
Income tax receivable	—	95
Accrued income taxes	1,024	(1,442)
Accrued expenses and other current liabilities	3,111	2,867
Operating lease liabilities	(3,850)	(3,795)
Payment of contingent consideration liability in excess of acquisition-date fair value	(2,175)	(1,224)
Other long-term liabilities	(141)	401
Net cash provided by operating activities	36,783	57,366
Cash flows from investing activities:
Kent Island Transaction, net of cash acquired	(13,387)	—
Consolidated Mechanical Transaction, net of cash acquired	(23,201)	—
ACME Transaction, net of cash acquired	—	(4,883)
Industrial Air Transaction, net of cash acquired	—	(10,378)
Proceeds from sale of property and equipment	1,536	435
Purchase of property and equipment	(7,524)	(2,266)
Advances from joint ventures	7	—
Net cash used in investing activities	(42,569)	(17,092)
Cash flows from financing activities:
Payments on Wintrust and A&R Wintrust Term Loans	—	(21,452)
Proceeds from Wintrust Revolving Loan	—	10,000
Payment of contingent consideration liability up to acquisition-date fair value	(1,325)	(1,776)
Repurchase of common stock under Share Repurchase Program	—	—
Payments on finance leases	(3,045)	(2,733)
Proceeds from contributions to employee stock purchase plan	440	368
Taxes paid related to net-share settlement of equity awards	(5,187)	(847)
Payments of debt issuance costs	—	(50)
Net cash used in financing activities	(9,117)	(16,490)

(Decrease) increase in cash, cash equivalents and restricted cash	(14,903)	23,784
Cash, cash equivalents and restricted cash, beginning of year	59,898	36,114
Cash, cash equivalents and restricted cash, end of year	$44,995	$59,898

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Earnout liability associated with the Kent Island Transaction	$4,381	$—
Earnout liability associated with the Consolidated Mechanical Transaction	757	—
Earnout liability associated with the ACME Transaction	—	1,514
Earnout liability associated with the Industrial Air Transaction	—	3,165
Right of use assets obtained in exchange for new operating lease liabilities	4,775	3,135
Right of use assets obtained in exchange for new finance lease liabilities	7,586	5,219
Right of use assets disposed or adjusted modifying operating leases liabilities	1,268	1,112
Right of use assets disposed or adjusted modifying finance leases liabilities	—	(93)
Interest paid	1,899	1,908
Cash paid for income taxes	$8,529	$9,156

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2024		2023		$	%
Statement of Operations Data:
Revenue:
ODR	$95,483	66.5%	$78,628	55.1%	$16,855	21.4%
GCR	48,167	33.5%	64,063	44.9%	(15,896)	(24.8)%
Total revenue	143,650	100.0%	142,691	100.0%	959	0.7%

Gross profit:
ODR(1)	30,605	32.1%	23,666	30.1%	6,939	29.3%
GCR(2)	12,966	26.9%	9,640	15.0%	3,326	34.5%
Total gross profit	43,571	30.3%	33,306	23.3%	10,265	30.8%

Total selling, general and administrative(3)	27,399	19.1%	24,964	17.5%	2,435	9.8%
Change in fair value of contingent consideration	1,426	1.0%	265	0.2%	1,161	438.1%
Amortization of intangibles	1,732	1.2%	826	0.6%	906	109.7%
Total operating income	$13,014	9.1%	$7,251	5.1%	$5,763	79.5%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.5 million of stock-based compensation expense for both quarters ended December 31, 2024 and 2023.

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

	Year Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2024		2023		$	%
Statement of Operations Data:
Revenue:
ODR	$345,500	66.6%	$261,958	50.7%	$83,542	31.9%
GCR	173,281	33.4%	254,392	49.3%	(81,111)	(31.9)%
Total revenue	518,781	100.0%	516,350	100.0%	2,431	0.5%

Gross profit:
ODR(1)	107,775	31.2%	76,090	29.0%	31,685	41.6%
GCR(2)	36,506	21.1%	43,200	17.0%	(6,694)	(15.5)%
Total gross profit	144,281	27.8%	119,290	23.1%	24,991	20.9%

Total selling, general and administrative(3)	97,199	18.7%	87,397	16.9%	9,802	11.2%
Change in fair value of contingent consideration	3,770	0.7%	729	0.1%	3,041	417.1%
Amortization of intangibles	4,688	0.9%	1,880	0.4%	2,808	149.4%
Total operating income	$38,624	7.4%	$29,284	5.7%	$9,340	31.9%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $5.8 million and $4.9 million of stock-based compensation expense for the years ended December 31, 2024 and 2023, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, non-cash stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(in thousands)	2024	2023	2024	2023
Net income	$9,842	$5,249	$30,875	$20,754

Adjustments:
Depreciation and amortization	3,627	2,493	11,888	8,244
Interest expense	494	431	1,869	2,046
Interest income	(493)	(593)	(2,227)	(1,217)
Non-cash stock-based compensation expense	1,450	1,536	5,773	4,910
Loss on early debt extinguishment	—	—	—	311
Change in fair value of interest rate swap	(164)	277	(34)	124
CEO transition costs	—	—	—	958
Restructuring costs(1)	600	681	1,427	1,770
Change in fair value of contingent consideration	1,426	265	3,770	729
Income tax provision	3,629	1,939	9,091	7,346
Acquisition and other transaction costs	405	302	1,282	826
Adjusted EBITDA	$20,816	$12,580	$63,714	$46,801

Revenue	$143,650	$142,691	$518,781	$516,350
Adjusted EBITDA margin	14.5%	8.8%	12.3%	9.1%
(1)    For the years ended December 31, 2024 and 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.

Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended December 31,				For the Years Ended December 31,
(in thousands, except share and per share amounts)	2024		2023		2024		2023
Net income and diluted earnings per share	$9,842	$0.82	$5,249	$0.44	$30,875	$2.57	$20,754	$1.76

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	1,732	0.14	826	0.07	4,688	0.39	1,880	0.16
Non-cash stock-based compensation expense	1,450	0.12	1,536	0.13	5,773	0.48	4,910	0.42
Loss on early debt extinguishment	—	—	—	—	—	—	311	0.03
Change in fair value of interest rate swap	(164)	(0.01)	277	0.02	(34)	—	124	0.01
Restructuring costs(1)	600	0.05	681	0.06	1,427	0.12	1,770	0.15
Change in fair value of contingent consideration	1,426	0.12	265	0.02	3,770	0.31	729	0.06
Acquisition and other transaction costs	405	0.03	302	0.03	1,282	0.11	826	0.07
CEO transition costs	—	—	—	—	—	—	958	0.08
Tax effect of reconciling items(2)	(1,471)	(0.12)	(1,049)	(0.09)	(4,564)	(0.38)	(3,107)	(0.26)
Adjusted net income and adjusted diluted earnings per share	$13,820	$1.15	$8,087	$0.68	$43,217	$3.60	$29,155	$2.48

Weighted average number of shares outstanding: Diluted		12,066,569		11,865,450		12,027,398		11,812,098
(1)    For the years ended December 31, 2024 and 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.